UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 20, 2023

HEALTHY EXTRACTS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-202542 (Commission File Number)	47-2594704 (I.R.S. Employer Identification No.)

7375 Commercial Way, Suite 125 Henderson, NV 89011 (Address of principal executive offices) (zip code)

(702) 463-1004 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                 [_]

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

On March 20, 2023, we entered into a Promissory Note and a Common Stock Purchase Warrant with a single investor. The note is in the principal amount of Three Hundred Thirty Thousand Dollars ($330,000), had an original issue discount of 10% (or $30,000) and bears interest at a rate of ten percent (10%) per annum. Fifteen (15) monthly payments of $23,359.15 are due between the issue date and the maturity date of September 17, 2024. The warrants are to acquire three million three hundred thousand (3,300,000) shares of our common stock, are exercisable for three (3) years at an exercise price of $0.05 per share, and contain a cashless exercise option for the holder.

The proceeds from the note were used to pay off and consolidate other outstanding debt obligations, significantly reducing our monthly cash payments.

Section 3 – Securities and Trading Markets

Item 3.02   Unregistered Sales of Equity Securities.

See disclosure in Item 1.01, above.

The issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, there was no solicitation involved in the offerings, and the parties were either sophisticated or accredited.

Section 9 – Financial Statements and Exhibits.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Name and/or Identification of Exhibit

10.1	Promissory Note dated March 20, 2023

10.2	Common Stock Purchase Warrant dated March 20, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthy Extracts Inc.

Dated: March 22, 2023	/s/ Kevin “Duke” Pitts
By:Kevin “Duke” Pitts
Its:President